DB's art flip

I just found out that Deutsche Bank has been investing in art for decades.

They spent nearly a billion dollars of their own money buying 50,000+ works over time.

Apparently the prize work is a massive Gerhard Richter that hung in their Wall Street HQ for years... and they flipped it for such a large amount they won't even disclose it.


Deutsche Bank

Source: Exibart/Masterworks Illustration

Richter can be hard to get your hands on... although different in size and style from Deutsche's, our newest Richter offering is our first from him since July 2022.

That's because he's one of the most expensive living artists of all time, with more than $180 million in sales last year alone... everyone wants a piece.

The artist is 91 years old now, and the number of paintings he's making has really declined.

Anyway, check ours out.

P.S. Here's what some of the leading media publications and market insiders have to say about Richter's market.

- New York Times: https://www.nytimes.com/2011/10/29/arts/29iht-melikian29.html
- Barron's: https://www.barrons.com/articles/wall-sized-painting-by-gerhard-richter-could-fetch-30-million-at-auction-b80e604f
- Artnet: https://news.artnet.com/market/gerhard-richters-market-is-abuzz-following-his-breakup-with-dealer-marian-goodman-heres-the-story-behind-the-art-worlds-most-shocking-defection-2254250

Best,
Anthony DeSimone
—

SVP, Investor Relations
MASTERWORKS

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